Back to Form 8-K
Exhibit 99.1

Investor relations:	Media relations:
Gregg Haddad	Amy Knapp
813-865-1284	813-290-6208

WELLCARE NAMES THOMAS L. TRAN
SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

TAMPA, FL (July 17, 2008) — WellCare Health Plans, Inc. (NYSE: WCG) today announced that Thomas L. Tran will join the Company as senior vice president and chief financial officer on July 21, 2008.

Most recently, Mr. Tran was president, chief operating officer and chief financial officer for health care management services provider CareGuide, Inc.  From 2005 to 2007, Mr. Tran was senior vice president and chief financial officer of Uniprise Inc., a UnitedHealth Group company.  From 1998 through 2005, he was senior vice president and chief financial officer at ConnectiCare Inc.

In addition, Mr. Tran held senior-level finance and operations positions at Blue Cross & Blue Shield of Massachusetts and CIGNA Corporation.  He earned a BS degree in accounting from Seton Hall University and an MBA, Finance from New York University.

“Tom is an industry veteran with outstanding financial management skills, as well as a thorough understanding of the strategic and operational drivers of the business,” said Charles Berg, WellCare’s executive chairman.

“Tom has deep industry knowledge and an established track record as a financial leader who has improved finance organizations and enhanced key processes for financial planning and reporting,” said Heath Schiesser, president and chief executive officer of WellCare.  “He’s a great addition to our team.”

“I’m looking forward to joining the team at WellCare to help drive the Company’s financial and growth objectives,” said Mr. Tran.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services exclusively for government-sponsored healthcare programs, focusing on Medicaid and Medicare.  Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, the aged, blind and disabled and prescription drug plans, currently serving more than 2.4 million members nationwide.  For more information about WellCare, please visit the Company’s website at www.wellcare.com.

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